Exhibit 10.7

AGA Medical Holdings, Inc.

2008 Equity Incentive Plan

Restricted Stock Unit Award Agreement

THIS AWARD AGREEMENT, effective the Grant Date specified below, represents the grant of stock-settled restricted stock units (“RSUs”) by AGA Medical Holdings, Inc. (the “Company”), to the Participant named below, pursuant to the provisions of the AGA Medical Holdings, Inc. 2008 Equity Incentive Plan (the “Plan”).

The Plan provides a complete description of the terms and conditions governing this RSU. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Award Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:

1.             Grant of RSUs.

a.             Grant Information. The individual named below has been selected to be a Participant in the Plan and receive a stock-settled RSU grant, as specified below:

Participant:	[•]

Grant Date:	[•]

Number of Share Units Covered by this RSU Grant:	[•]

b.             Grant of RSU. The Company hereby grants to the Participant an RSU covering the number of Share Units set forth above, each of which shall entitle the Participant to a Share when vested, in the manner and subject to the terms and conditions of the Plan and this Award Agreement.

c.             Period of Restriction. The Period of Restriction begins as of the Grant Date detailed above and ends on the Vesting Date(s) shown below in Section 1(d), unless sooner terminated in accordance with the terms of this Award Agreement.

d.             Vesting Period. This RSU does not provide Participant with any rights or interests therein until it vests and Shares becomes payable after the Period of Restriction ends upon each Vesting Date (specified below) in accordance with the following schedules, provided Participant’s Employment with the Company, its Affiliates, and/or its Subsidiaries continues through the applicable date(s):

Portion of RSU Vested and Payable in Shares:

# of RSUs	Vesting Date

[•] RSUs	[•]

[•] RSUs	[•]

[•] RSUs	[•]

Notwithstanding the foregoing, upon termination of the Participant’s Employment, any portion of this RSU that is not then vested shall immediately expire; provided that any portion of this RSU held by the Participant immediately prior to the Participant’s death, to the extent not vested, will become vested following the Participant’s death; further provided, that the entire portion of this RSU held by the

Participant immediately prior to the termination of the Participant’s Employment due to Disability, to the extent not vested, will become vested following the Participant’s termination of Employment due to Disability.

2.             Restrictions on Transfer of Shares. Neither this RSU nor the Shares underlying it may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, except as provided in the Plan. No assignment or transfer of the RSU or the underlying Shares, whether voluntary or involuntary, by operation of law or otherwise, except by will or the laws of descent and distribution or as otherwise required by applicable law, shall vest in the assignee or transferee any interest whatsoever.

3.             Settlement of RSUs and Delivery of Shares.  Payment of vested RSUs shall be made as soon as administratively practicable after vesting. Settlement will be made by payment in Shares in accordance with the Plan. Notwithstanding the foregoing, the Company shall not be obligated to deliver any Shares if the Company determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Shares are listed or quoted. The Company shall in no event be obligated to take any affirmative action in order to cause the delivery of Shares to comply with any such law, rule, regulation or agreement.

Furthermore, Participant understands that the laws of the country in which he/she is working at the time of grant or vesting of the RSUs or at the subsequent sale of Shares granted to Participant under this Award Agreement (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may subject Participant to additional procedural or regulatory requirements he/she is solely responsible for and will have to independently fulfill in relation to ownership or sale of such Shares.

Participant further understands and agrees that the Company and any related company are neither responsible for any foreign exchange fluctuations between Participant’s local currency and the United States Dollar that may affect the value of Shares nor liable for any decrease in the value of Shares.

4.             Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Committee to administer the Plan and Awards set forth in Section 4 of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

5.             Data Privacy. In order to perform its obligations under the Plan or for the implementation and administration of such Plan, the Company may collect, transfer, use, process, or hold certain personal or sensitive data about the Participant. Such data includes, but is not limited to Participant’s name, nationality, citizenship, work authorization, date of birth, age, government or tax identification number, passport number, brokerage account information, address, compensation and equity award history, and beneficiaries’ contact information. Participant explicitly consents to the collection, transfer (including to third parties in Participant’s home country or the United States or other countries, such as, but not limited to, human resources personnel, legal and tax advisors, and brokerage administrators), use, processing, and holding, electronically or otherwise, of his/her personal information in connection with this or any other equity award. At all times, the Company shall maintain the confidentiality of Participant’s personal information, except to the extent the Company is required to provide such information to governmental agencies or other parties; such actions will be undertaken by the Company only in accordance with applicable law.

6.             Mode of Communication. Participant agrees, to the fullest extent permitted by law, in lieu of receiving documents in paper format, to accept electronic delivery of any documents that the Company or related company may deliver in connection with this grant and any other grants offered by the Company, including prospectuses, grant notifications, account statements, annual or quarterly reports, and other communications. Electronic delivery of a document may be made via the Company’s email system or by reference to a location on the Company’s intranet or website or website of the Company’s agent administering the Plan.

To the extent Participant has been provided with a copy of this Award Agreement, the Plan or any other documents relating to this Award in a language other than English, the English language documents will prevail in case of any ambiguities or divergences as a result of translation.

7.             Committee’s Powers. No provision contained in this Award Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, to the extent delegated, in its delegate pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the RSUs.

8.             Miscellaneous.

a.             This Award Agreement does not confer upon the Participant any right to continuation of Employment by the Company, nor shall this Award Agreement interfere in any way with the Company’s right to terminate the Participant’s Employment at any time.

b.             The Participant shall have no rights as a stockholder of the Company with respect to the Shares subject to this Award Agreement until such time as the Shares have been issued and delivered to the Participant.

c.             With the approval of the Board, the Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Award Agreement.

d.             The Company shall have the authority to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including Participant’s FICA obligation) required by law to be withheld with respect to any provision of this Agreement.

e.             This Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

f.              To the extent not preempted by federal law, this Award Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota.

g.             All obligations of the Company under the Plan and this Award Agreement, with respect to RSUs, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

h.             The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

i.              By accepting this RSU or other benefit under the Plan, the Participant and each person claiming under or through the Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board, or the Committee.

j.              The Participant, every person claiming under or through the Participant, and the Company hereby waive to the fullest extent permitted by applicable law any right to a trial by jury with respect to any litigation directly or indirectly arising out of, under, or in connection with, the Plan or this Award Agreement issued pursuant to the Plan.

k.             Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Participant at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

l.              If the Participant does not sign and return this Award Agreement to AGA Medical Corporation, Attn:  Legal Department, 5050 Nathan Lane North, Plymouth, MN 55442 within 30 days of the Grant Date set forth in Section 1a, then this Agreement and the RSUs it conveys shall be forfeited, null and void.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of date(s) indicated below.

AGA Medical Holdings, Inc.

Dated:	By:
Name:
Title:

Dated:
Participant